TITAN MACHINERY ELECTS A NEW BOARD MEMBER

WEST FARGO, N.D. — December 16, 2021 — Titan Machinery Inc. (NASDAQ:TITN) announced today that it has elected Frank A. Anglin III to its Board of Directors. Mr. Anglin’s term on the Board of Directors will begin February 1, 2022. With the election of Mr. Anglin, the Board will consist of eight directors, including seven independent directors.

“We are pleased that Frank has accepted the invitation to join our Board of Directors,” said David Meyer, Titan Machinery’s Board Chair and CEO. “Frank has enjoyed a distinguished business career in the equipment and truck distribution industries. He has a proven record of leadership in dealership distribution networks, sales and marketing, finance, and domestic and international operations. We believe that Titan Machinery and our Board will benefit from his valuable and unique business experience.”

Mr. Anglin commenced his career working for General Electric, holding a variety of management positions during his 10-year tenure. Following his career at GE, Mr. Anglin accepted employment at CNH Industrial from 1996 to 2006 holding the following positions: Senior Vice President, CNH Capital; Managing Director, CNH Australia Ltd.; and Vice President, Case IH Agricultural Business, North America. In 2006, Mr. Anglin accepted the position of Chief Executive Officer, President and Board Director of Western Peterbilt, Inc./Western Truck Centers, overseeing a 22-location truck dealership business in the Pacific Northwest. He held this position for approximately 10 years until 2016. Mr. Anglin was then hired as Chief Executive Officer, President and Director of Midwest Can & Container Specialties Inc., holding this position until 2018. Subsequently, Mr. Anglin accepted the position as Chief Executive Officer, President and Director for Boyer Trucks, whose operations consisted of a 7-store truck dealership representing several brands. Currently, Mr. Anglin is Vice President, West and South Regions, for Istate Truck Centers, overseeing 7 truck dealership locations.

Mr. Anglin earned a Bachelor of Arts degree in Economics from the Northwestern University (1984) and a Master of Business Administration degree from Harvard University (1989).

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Investor Relations Contact:

ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263